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Exhibit 10.8

TERMINATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS

        The parties to this Termination Agreement and General Release and Waiver of Claims ("Agreement") are Randolph Weil ("Employee") and Information Handling Services Group Inc. ("IHS").

1)
Employee's employment will terminate effective November 5, 2004 (the "Termination Date"). Employee has determined that it is to his advantage to accept the consideration offered for entering into this Agreement, to waive and release any and all claims as described in paragraph 6, to agree not to initiate legal action to enforce such claims, and by doing so to avoid the cost in time and economic and emotional resources which is a necessary part of pursuing such claims in the courts or in any other forum.

2)
The entry into this Agreement by the parties is not and shall not be construed to be an admission of any act, practice or policy by Employee or IHS in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy.

3)
Each party agrees that this Agreement shall not be tendered or admissible as evidence in any proceeding by any party for any purpose, except that the Agreement may be offered as evidence in: a proceeding involving one or more of the parties in which an alleged breach of the Agreement, the enforcement of the Agreement, or the validity of any term of the Agreement is at issue; or, an unemployment compensation proceeding.

4)
In consideration for Employee's entry into the Agreement and the resulting acceptance of the terms and obligations of this Agreement, including but not limited to the waiver and release of all claims, as described in paragraph 6 below, and subject to the other provisions of this Agreement, IHS shall pay to Employee, upon Employee's execution of this Agreement and the expiration of the seven-day revocation period described in paragraph 14, the sum of $315,000 as severance pay. On the same date, IHS shall pay to Employee the additional sum of $126,000, representing the amount that would be payable to Employee as annual bonus for the 2004 fiscal year at "target performance". In addition, IHS agrees to relocate employee, subject to the terms and conditions of the IHS Executive Relocation Policy, to a location within the United States during the one-year period from the Termination Date. All payments provided in this Agreement shall be less applicable withholding or deductions.

  Employee's medical, dental and vision coverages will be continued through November 30, 2005. Employee's premiums for such period will be deducted from the severance pay provided above. Should there be an increase in insurance premiums during the period through November 30, 2005, Employee agrees to reimburse IHS for the additional amount. Employee may continue health coverage to the extent provided under COBRA following November 30, 2005.

5)
Employee has received grants of 520,000 stock option ("Stock Options") for the purchase of non-voting common stock of IHS Group Inc. under the 2002 Non-Qualified Stock Option Plan ("Plan") of IHS Group Inc. Employee and IHS agree that the Stock Options shall be cancelled and Employee shall have no further right, title or interest in or to any of the Stock Options or any rights under the Plan or any Stock Option Agreement or other document executed in connection with the Plan, all of which shall be deemed terminated.

  In consideration of the cancellation of the Stock Options, IHS shall pay to Employee, upon Employee's execution of this Agreement and the expiration of the seven-day revocation period described in paragraph 14, the sum of $1,099,400.

6)
In exchange for the consideration and other promises provided by IHS described in this Agreement, Employee for himself and his representatives, heirs, and assigns, hereby releases and discharges IHS, and any successor, parent, affiliate, or subsidiary company of IHS, their present and former officers, directors, employees, agents, representatives, legal representatives, accountants, successors, and assigns, (collectively, the "Released Parties") from all claims, demands, and actions of any nature, known or unknown, that he may have against Released Parties, including but not limited to claims that in any manner relate to, arise out of or involve any aspect of his employment with IHS or any of the other Released Parties, and the termination of that employment, including, but not limited to, any rights or claims under the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. § 2101 et seq.; Colorado Anti-Discrimination Act, Colo. Rev. Stat. § 24-34-401, et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; Vocational Rehabilitation Act, 29 U.S.C. § 701, et seq.; Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. § 1981; the National Labor Relations Act, as amended, 29 U.S.C. § 141, et seq.; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any claims in the nature of tort or contract claims, including specifically but not limited to any claim of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, breach of covenant of good faith and fair dealing, or other such claims, including but not limited to those arising out of or involving any aspect of his or her employment with IHS or any of the other Released Parties or his Stock Options. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived; to rights and claims which arise from acts or events occurring after the effective date of this Agreement; or to claims for breach of this Agreement. Employee also specifically covenants (a) that he will not bring suit or file any grievance or complaint of any nature in relation to any claim or right waived herein; and (b) that he will immediately withdraw or otherwise secure the immediate dismissal of any pending complaint, grievance, or lawsuit by Employee, which is presently pending against any of the Released Parties, without further proceedings, or findings adverse to Released Parties. However, nothing in this Agreement shall be construed to affect Employee's right to test the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act, 29 U.S.C. § 626 (f).

7)
Employee acknowledges that, during the course of his employment with IHS or any of the other Released Parties, he has learned of information pertaining to the personnel, business, financial, and/or technical aspects of such parties and has received materials containing such information. Most of this information and materials is proprietary, and much of the information and materials is confidential information concerning such parties' business and employees. Therefore, Employee agrees that he will not communicate or disclose to any third party, or use in any way, any information or materials regarding the Released Parties, their operations, business practices, operating processes, or personnel practices, without first seeking and obtaining written consent of IHS. Requests for such approval should be made, in writing, to the attention of Susan Auxer, Sr VP, Human Resources. Employee will return any and all property of the Released Parties to the Released Parties immediately upon execution of this Agreement.

8)
Employee agrees that, for a period of twelve months from the Termination Date, Employee will not (i) for himself or on behalf of any other person or entity, in the United States of America or elsewhere in the world, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is engaged in, any business in competition with any business of IHS or any subsidiary of IHS, or (ii) solicit or attempt to entice away from IHS or any subsidiary, or otherwise interfere with the business relationship of IHS or any subsidiary with, any person or entity who is, or was during the term of Employee's employment, a customer or employee of, consultant or

  supplier to, or other person or entity having material business relations with IHS or any subsidiary.    Notwithstanding the preceding sentence, (i) Employee will not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is in competition with IHS or a subsidiary, (ii) Employee will not be prohibited during such twelve month period from being employed by or providing services to a company with multiple product-lines and/or service lines where one or more of its product-lines or service lines is in competition with IHS or a subsidiary so long as Employee has no direct or indirect contact with the unit(s) involved with the competitive products/services, and (iii) Employee will not be prohibited during such twelve month period from being employed by PennPoint LLC.. Although the Employee acknowledges and agrees that the restrictions herein are reasonable, to the extent that any part of this paragraph 8 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events.

9)
Employee agrees that he has not disclosed and shall forever refrain from disclosing to any person or entity the terms and conditions of this Agreement. Employee may, however, disclose this Agreement to Employee's immediate family, legal counsel, and tax advisor, as necessary, provided that they are instructed and agree, not to disclose the terms and conditions to anyone.

10)
Employee states and acknowledges that all earned but unpaid compensation has been paid and that there are no amounts due and owing from any of the Released Parties except as expressly set forth in this Agreement.

11)
Each party acknowledges the adequacy and sufficiency of the consideration for the promises set forth in this Agreement. Each party is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other under this Agreement.

12)
IHS advises Employee to consult with an attorney before signing this Agreement.

13)
Employee hereby acknowledges his understanding that had he wished to do so, he could have taken up to 21 days or more to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he executes such Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of the Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

14)
Employee hereby certifies his understanding that he may revoke the Agreement, as it applies to him, within seven (7) days following execution of the Agreement and that the Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. He also understands that, should he revoke this Agreement within the seven day period, the Agreement, as it applies to him, would be voided in its entirety, and he would not be entitled to any consideration provided under the Agreement, including the payments described in paragraph 4 and 5.

15)
The Agreement shall be binding upon the parties, their heirs, successors and assigns and embodies the entire Agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein; and this contract shall supersede all previous communications, representations or agreements, either verbal or written, between the parties.

16)
There may be no modification of this Agreement, except in writing, executed with the same formalities as this Agreement.

17)
The parties agree to indemnify one another for any costs, losses, damages, or expenses, including attorney fees, which arise from the breach of this Agreement; provided, however, that nothing in this paragraph or any other provision of this Agreement shall be construed to subject employee to such costs, losses, damages, expenses or fees simply for initiating suit to test the knowing and voluntary nature of this Agreement under the Older Worker Benefit Protection Act, 29 U.S.C. § 626 (f).

18)
This Agreement shall be interpreted and enforced in accordance with Colorado law. Jurisdiction and venue for any dispute as to interpretation or enforcement of the Agreement shall be brought in Denver District Court or the United States District Court for the District of Colorado.

19)
The parties acknowledge and state that they have knowingly and voluntarily entered into this Agreement and that they believe the provisions herein are mutually advantageous.

        Agreed to and accepted this 5th day of November, 2004, declared to be the effective date of this Agreement.

/s/ S. AUXER Witness	/s/ RANDOLPH A. WEIL Randolph Weil

INFORMATION HANDLING SERVICES GROUP INC.
	By:	/s/ S. AUXER
	Title:	Senior Vice President IHS Group

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  Exhibit 10.8
TERMINATION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS